Exhibit 1

TRADEWINDS CAPITAL, L.P.

Three Harbor Drive

Suite 213

Sausalito, CA 94965

POWER OF ATTORNEY

I represent Tradewinds Capital, L.P. (the “Partnership”) and hereby appoint Jay B. Gould of Pillsbury Winthrop Shaw Pittman LLP to act on behalf of the Partnership, its affiliates and persons directly or indirectly controlling, controlled by or under common control with the Partnership, for the purpose of signing and filing all documents with the U.S. Securities and Exchange Commission.

The Partnership has caused this Power of Attorney to be executed this 26th day of March, 2014.

TRADEWINDS CAPITAL, L.P.

/s/ Robert W. Scannell
Robert W. Scannell
Managing Member of the General Partner